Filed Pursuant to Rule 424(b)(5)
                                                 Registration Nos. 333-103772
                                                                   333-103772-01

           Prospectus Supplement to Prospectus dated April 10, 2003


                                  $35,000,000

[LOGO]
SAVANNAH
     ELECTRIC
A SOUTHERN COMPANY

               Series F 5.50% Senior Notes due December 15, 2028

                               -----------------

Savannah Electric and Power Company will pay interest on the Series F Senior Notes on the fifteenth day of each month. The first payment will be made on January 15, 2004. The Series F Senior Notes are redeemable by Savannah Electric and Power Company on or after December 17, 2008. The Series F Senior Notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

See "Risk Factors" on page S-2 of this Prospectus Supplement for information on certain risks related to the purchase of these securities.

Payment of the principal of and interest on the Series F Senior Notes when due will be insured by a financial guaranty insurance policy to be issued by XL Capital Assurance Inc.

[LOGO] XL CAPITAL ASSURANCE SM

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

                               -----------------

                                                          Per
                                                       Series F
                                                      Senior Note    Total
                                                      ----------- -----------
  Initial Public Offering Price(1)...................   100.00%   $35,000,000
  Underwriting Discounts and Commissions.............     3.15%   $ 1,102,500
  Net Proceeds, before expenses, to Savannah Electric
    and Power Company................................    96.85%   $33,897,500

                               -----------------

(1) The initial public offering price set forth above does not include accrued interest, if any. Interest on the Series F Senior Notes will accrue from the date the Series F Senior Notes are issued.

The underwriters expect to deliver the Series F Senior Notes in book-entry form only through the facilities of The Depository Trust Company against payment on or about December 17, 2003.

                               -----------------

Edward D. Jones & Co., L.P.
                                                     SunTrust Robinson Humphrey

          The date of this Prospectus Supplement is December 11, 2003

                                 RISK FACTORS

   Investing in the Series F Senior Notes involves risk. Please see the risk factors in Savannah Electric and Power Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which is incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The risks and uncertainties not presently known to Savannah Electric and Power Company or that Savannah Electric and Power Company currently deems immaterial may also impair its business operations, its financial results and the value of the Series F Senior Notes (as defined below).

                                  THE COMPANY

   Savannah Electric and Power Company (the "Company") is a corporation organized under the laws of the State of Georgia on August 5, 1921. The Company has its principal office at 600 Bay Street, East, Savannah, Georgia 31401, telephone (912) 644-7171. The Company is a wholly owned subsidiary of The Southern Company.

   The Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy within an approximately 2,000 square mile service area comprising the City of Savannah, Georgia and portions of the surrounding five-county area.

                        SELECTED FINANCIAL INFORMATION

   The following selected financial data for the years ended December 31, 1998 through December 31, 2002 has been derived from the Company's audited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial data for the nine months ended September 30, 2003 has been derived from the Company's unaudited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management's discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                                            Nine Months
                                        Year Ended December 31,                Ended
                              -------------------------------------------- September 30,
                                1998     1999     2000     2001     2002      2003(1)
                              -------- -------- -------- -------- -------- -------------
                                              (Thousands, except ratios)
Operating Revenues........... $254,455 $251,594 $295,718 $283,852 $299,552   $248,158
Earnings Before Income Taxes.   40,811   34,891   36,543   33,772   35,313     38,821
Net Income after Dividends on
  Preferred Stock............   23,644   23,083   22,969   22,063   22,880     24,183
Ratio of Earnings to Fixed
  Charges(2).................     4.17     3.23     3.24     3.12     3.36       4.87

                                                       Capitalization
                                                  As of September 30, 2003
                                                  ------------------------------
                                                   Actual     As Adjusted(3)
                                                   --------   ------------------
                                                  (Thousands, except percentages)
     Common Stock Equity......................... $191,877    $191,877    46.3%
     Shares Subject to Mandatory Redemption......   40,000          --      --
     Senior Notes................................  100,000     160,000    38.6
     Other Long-Term Debt........................   67,612      62,612    15.1
                                                   --------    --------   -----
     Total, excluding amounts due within one year $399,489    $414,489   100.0%
                                                   ========    ========   =====

                                      S-2

--------
(1) Due to the seasonal variations in the demand for energy, operating results for the nine months ended September 30, 2003 do not necessarily indicate operating results for the entire year.

(2) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Earnings Before Income Taxes" "Interest expense, net of amounts capitalized," "Distributions on shares subject to mandatory redemption" and the debt portion of allowance for funds during construction and (ii) "Fixed Charges" consist of "Interest expense, net of amounts capitalized," "Distributions on shares subject to mandatory redemption" and the debt portion of allowance for funds used during construction.

(3) Reflects (i) the redemption in December 2003 of $5,000,000 of a variable rate revolving credit note which matures September 6, 2005; (ii) the proposed issuance in December 2003 of $25,000,000 aggregate principal amount of Series E 4.90% Senior Notes due December 15, 2013; (iii) the proposed redemption in January 2004 by Savannah Electric Capital Trust I of $40,000,000 aggregate liquidation amount of its 6.85% Trust Preferred Securities; and (iv) the issuance of the Series F Senior Notes offered hereby.

                                USE OF PROCEEDS

   The proceeds from the sale of the Series F Senior Notes will be applied by the Company, along with other monies of the Company, to redeem in January 2004 $40,000,000 outstanding aggregate liquidation amount of Savannah Electric Capital Trust I 6.85% Trust Preferred Securities. The redemption is subject to the Company's closing the sale of the Series F Senior Notes.

                   DESCRIPTION OF THE SERIES F SENIOR NOTES

   Set forth below is a description of the specific terms of the Series F 5.50% Senior Notes due December 15, 2028 (the "Series F Senior Notes"). This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption "Description of the Senior Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture dated as of March 1, 1998, as supplemented (the "Senior Note Indenture"), between the Company and The Bank of New York, as trustee (the "Senior Note Indenture Trustee").

General

   The Series F Senior Notes will be issued as a series of senior notes under the Senior Note Indenture. The Series F Senior Notes will initially be issued in the aggregate principal amount of $35,000,000. The Company may, without the consent of the holders of the Series F Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms, including the benefit of the Policy (as defined below), as the Series F Senior Notes. Any additional notes having such similar terms, together with the Series F Senior Notes, will constitute a single series of senior notes under the Senior Note Indenture.

   The entire principal amount of the Series F Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on December 15, 2028. The Series F Senior Notes are not subject to any sinking fund provision. The Series F Senior Notes are available for purchase in denominations of $1,000 and any integral multiple of $1,000.

Interest

   Each Series F Senior Note shall bear interest at the rate of 5.50% per annum (the "Securities Rate") from the date of original issuance, payable monthly in arrears on the fifteenth day of each month (each an "Interest Payment Date") to the person in whose name such Series F Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date (whether or not a Business Day). The initial Interest Payment Date is January 15, 2004. The amount of interest payable will be computed on the basis of a 360-day

                                      S-3

year of twelve 30-day months. In the event that any date on which interest is payable on the Series F Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. "Business Day" means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Senior Note Indenture Trustee's corporate trust office is closed for business.

Ranking

   The Series F Senior Notes will be direct, unsecured and unsubordinated obligations of the Company ranking equally with all other unsecured and unsubordinated obligations of the Company. The Series F Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $26,000,000 outstanding at September 30, 2003. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

Optional Redemption

   The Company shall have the right to redeem the Series F Senior Notes, in whole or in part, without premium, from time to time, on or after December 17, 2008, upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Redemption Price") equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the date of redemption (the "Redemption Date").

   If notice of redemption is given as aforesaid, the Series F Senior Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price together with any accrued interest thereon, and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Series F Senior Notes shall cease to bear interest. If any Series F Senior Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the Redemption Date at the Securities Rate. See "Description of the Senior Notes--Events of Default" in the accompanying Prospectus.

   Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series F Senior Notes by tender, in the open market or by private agreement.

Special Insurance Provisions of the Senior Note Indenture

   Subject to the provisions of the Senior Note Indenture, so long as the Insurer (as defined below) is not in default under the Policy, the Insurer shall be entitled to control and direct the enforcement of all rights and remedies with respect to the Series F Senior Notes upon the occurrence and continuation of an Event of Default (as defined in the Senior Note Indenture).

Book-Entry Only Issuance--The Depository Trust Company

   The Depository Trust Company ("DTC") will act as the initial securities depositary for the Series F Senior Notes. The Series F Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Series F Senior Notes certificates will be issued, representing in the aggregate the total principal amount of Series F Senior Notes, and will be deposited with the Senior Note Indenture Trustee on behalf of DTC.

   DTC, the world's largest depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the

                                      S-4

Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act"). DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and, together with the Direct Participants, the "Participants"). The DTC rules applicable to its Participants are on file with the Securities and Exchange Commission (the "Commission"). More information about DTC can be found at www.dtcc.com.

   Purchases of Series F Senior Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the Series F Senior Notes on DTC's records. The ownership interest of each actual purchaser of Series F Senior Notes ("Beneficial Owner") is in turn to be recorded on the Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants through which the Beneficial Owners purchased Series F Senior Notes. Transfers of ownership interests in the Series F Senior Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series F Senior Notes, except in the event that use of the book-entry system for the Series F Senior Notes is discontinued.

   To facilitate subsequent transfers, all Series F Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series F Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series F Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series F Senior Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Redemption notices shall be sent to DTC. If less than all of the Series F Senior Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

   Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Although voting with respect to the Series F Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will itself consent or vote with respect to Series F Senior Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible

                                      S-5

after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series F Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

   Payments on the Series F Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Participant and not of DTC, its nominee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC and disbursement of such payments to the Beneficial Owners is the responsibility of Participants.

   Except as provided herein, a Beneficial Owner of a global Series F Senior Note will not be entitled to receive physical delivery of Series F Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series F Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series F Senior Note.

   DTC may discontinue providing its services as securities depositary with respect to the Series F Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Series F Senior Notes certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Series F Senior Notes. In that event, certificates for the Series F Senior Notes will be printed and delivered to the holders of record.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                                      S-6

                          THE POLICY AND THE INSURER

The Policy

   Concurrently with the issuance of the Series F Senior Notes, XL Capital Assurance Inc. (the "Insurer") will issue a financial guaranty insurance policy relating to the Series F Senior Notes (the "Policy"). The form of the Policy is attached to this Prospectus Supplement as Appendix A. The following summary of the terms of the Policy does not purport to be complete and is qualified in its entirety by reference to the Policy. Any capitalized terms used in this section but not defined herein have the meanings ascribed to them in the Policy.

   The Policy guarantees the scheduled payment of principal of and interest on the Series F Senior Notes when due. The Policy will extend for the term of the Series F Senior Notes and, once issued, cannot be canceled by the Insurer. The Policy will insure payment only on the stated maturity date, in the case of principal, and on stated dates for payment, in the case of interest. If any Series F Senior Notes become subject to redemption and insufficient funds are available for redemption of all such outstanding Series F Senior Notes, the Insurer will remain obligated to pay principal of and interest on such outstanding Series F Senior Notes on the originally scheduled principal and interest payment dates. In the event of any acceleration of the principal of the Series F Senior Notes, the insured payments will be made at such times and in such amounts as would have been made had there not been an acceleration.

   In the event the Senior Note Indenture Trustee has notice that any payment of principal of or interest on a Series F Senior Note which has become Due for Payment on any regularly scheduled principal payment date or Interest Payment Date and which is made to a holder by or on behalf of the Company has been deemed a preferential transfer and theretofore recovered from its holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such holder will be entitled to payment from the Insurer to the extent of such recovery if sufficient funds are not otherwise available.

   The Policy does not insure any risk other than Nonpayment. Specifically, the Policy does not cover:

       a. payment on acceleration, as a result of a call for redemption or as a result of any other advancement of maturity;

       b. nonpayment of principal or interest caused by the insolvency or negligence of the Senior Note Indenture Trustee; or

       c. losses suffered as a result of a holder's inability to sell Series F Senior Notes.

   Upon payment of the insurance benefits with respect to a Series F Senior Note, the Insurer will become the owner of such Series F Senior Note or right to payment of principal or interest on such Series F Senior Note and will be fully subrogated to the rights to payment of the surrendering holder.

The Insurer

   The information set forth below has been provided by the Insurer for use in this Prospectus Supplement. None of the Company, the Senior Note Indenture Trustee or any Underwriter makes any representation or warranty or assumes any responsibility with respect to the information concerning the Insurer, its parent or the Policy contained or incorporated into this Prospectus Supplement. Neither the Company nor any Underwriter has made any independent investigation of the Policy or the Insurer, and reference should be made to the information set forth below for a description of the Policy. The Policy does not constitute a part of the contract between the Company and the holders. Except for the payment of the premium for the Policy to the Insurer, the Company has no responsibility whatsoever with respect to the Policy, including the maintenance or enforcement of the Policy or collection of amounts payable under the Policy.

   The Insurer accepts no responsibility for the accuracy or completeness of this Prospectus Supplement or any other information or disclosure contained herein, or omitted herefrom, other than with respect to the

                                      S-7

accuracy of the information regarding the Insurer and its affiliates set forth under this heading. In addition, the Insurer makes no representation regarding the Series F Senior Notes or the advisability of investing in the Series F Senior Notes.

   General. The Insurer is a monoline financial guaranty insurance company incorporated under the laws of the State of New York. The Insurer is currently licensed to do insurance business in, and is subject to the insurance regulation and supervision by, the State of New York, forty-seven other states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Singapore. The Insurer has license applications pending, or intends to file an application, in each of those states in which it is not currently licensed.

   The Insurer is an indirect wholly owned subsidiary of XL Capital Ltd, a Cayman Islands corporation ("XL Capital Ltd"). Through its subsidiaries, XL Capital Ltd is a leading provider of insurance and reinsurance coverages and financial products to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. The common stock of XL Capital Ltd is publicly traded in the United States and listed on the New York Stock Exchange (NYSE:XL). XL Capital Ltd is not obligated to pay the debts of or claims against the Insurer.

   The Insurer was formerly known as The London Assurance of America Inc. ("London"), which was incorporated on July 25, 1991 under the laws of the State of New York. On February 22, 2001, XL Reinsurance America Inc. ("XL Re") acquired 100% of the stock of London. XL Re merged its former financial guaranty subsidiary, known as XL Capital Assurance Inc. (formed September 13,
1999), with and into London, with London as the surviving entity. London immediately changed its name to XL Capital Assurance Inc. All previous business of London was 100% reinsured to Royal Indemnity Company, the previous owner at the time of acquisition.

   Reinsurance. The Insurer has entered into a facultative quota share reinsurance agreement with XL Financial Assurance Ltd ("XLFA"), an insurance company organized under the laws of Bermuda and an affiliate of the Insurer. Pursuant to this reinsurance agreement, the Insurer expects to cede up to 90% of its business to XLFA. The Insurer may also cede reinsurance to third parties on a transaction-specific basis, which cessions may be any or a combination of quota share, first loss or excess of loss. Such reinsurance is used by the Insurer as a risk management device and to comply with statutory and rating agency requirements and does not alter or limit the Insurer's obligations under any financial guaranty insurance policy. With respect to any transaction insured by the Insurer, the percentage of risk ceded to XLFA may be less than 90% depending on certain factors including, without limitation, whether the Insurer has obtained third party reinsurance covering the risk. As a result, there can be no assurance as to the percentage reinsured by XLFA of any given financial guaranty insurance policy issued by the Insurer, including the Policy.

   Ratings. Based on the audited financials of XLFA as of December 31, 2002, XLFA had total assets, liabilities, redeemable preferred shares and shareholders' equity of $611,791,000, $245,750,000, $39,000,000 and
$327,041,000, respectively, determined in accordance with generally accepted accounting principles in the United States. XLFA's insurance financial strength is rated "Aaa" by Moody's Investors Service, Inc. ("Moody's") and "AAA" by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("Standard & Poor's"), and Fitch Ratings ("Fitch"). In addition, XLFA has obtained a financial enhancement rating of "AAA" from Standard & Poor's.

   The obligations of XLFA to the Insurer under the reinsurance agreement described above are unconditionally guaranteed by XL Insurance (Bermuda) Ltd ("XLI"), a Bermuda company and one of the world's leading excess commercial insurers. XLI is a wholly owned indirect subsidiary of XL Capital Ltd. In addition to having an "A+" rating from A.M. Best, XLI's financial strength rating is "Aa2" by Moody's and "AA" by Standard & Poor's and Fitch. The ratings of XLFA and XLI are not recommendations to buy, sell or hold securities, including the Series F Senior Notes, and are subject to revision or withdrawal at any time by Moody's, Standard & Poor's or Fitch.

                                      S-8

   Notwithstanding the capital support provided to the Insurer described in this section, the holders of the Series F Senior Notes will have direct recourse against the Insurer only, and neither XLFA nor XLI will be directly liable to the holders of the Series F Senior Notes.

   Financial Strength and Financial Enhancement Ratings of the Insurer. The Insurer's insurance financial strength is rated "Aaa" by Moody's and "AAA" by Standard & Poor's and Fitch. In addition, the Insurer has obtained a financial enhancement rating of "AAA" from Standard & Poor's. These ratings reflect Moody's, Standard & Poor's and Fitch's current assessment of the Insurer's creditworthiness and claims-paying ability as well as the reinsurance arrangement with XLFA described under "--Reinsurance" above.

   The above ratings are not recommendations to buy, sell or hold securities, including the Series F Senior Notes, and are subject to revision or withdrawal at any time by Moody's, Standard & Poor's or Fitch. Any downward revision or withdrawal of these ratings may have an adverse effect on the market price of the Series F Senior Notes. The Insurer does not guaranty the market price of the Series F Senior Notes nor does it guaranty that the ratings on the Series F Senior Notes will not be revised or withdrawn.

   Capitalization of the Insurer. Based on the audited statutory financial statements for the Insurer as of December 31, 2001, the Insurer had total admitted assets of $158,442,157, total liabilities of $48,899,961 and total capital and surplus of $109,542,696 determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities ("SAP"). Based on the audited statutory financial statements for the Insurer as of December 31, 2002, the Insurer has total admitted assets of $180,993,189, total liabilities of $58,685,217 and total capital and surplus of $122,307,972 determined in accordance with SAP.

   For further information concerning the Insurer and XLFA, see the financial statements of the Insurer and XLFA, and the notes thereto, incorporated by reference in this Prospectus Supplement. The financial statements of the Insurer and XLFA are included as exhibits to the periodic reports filed with the Commission by XL Capital Ltd and may be reviewed at the EDGAR website maintained by the Commission. All financial statements of the Insurer and XLFA included in, or as exhibits to, documents filed by XL Capital Ltd pursuant to
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act on or prior to the date of this Prospectus Supplement, or after the date of this Prospectus Supplement but prior to termination of the offering of the Series F Senior Notes, shall be deemed incorporated by reference in this Prospectus Supplement. Except for the financial statements of the Insurer and XLFA, no other information contained in XL Capital Ltd's reports filed with the Commission is incorporated by reference. Copies of the statutory quarterly and annual statements filed with the State of New York Insurance Department by the Insurer are available upon request to the State of New York Insurance Department.

   Regulation of the Insurer. The Insurer is regulated by the Superintendent of Insurance of the State of New York. In addition, the Insurer is subject to regulation by the insurance laws and regulations of the other jurisdictions in which it is licensed. As a financial guaranty insurance company licensed in the State of New York, the Insurer is subject to Article 69 of the New York Insurance Law, which, among other things, limits the business of each insurer to financial guaranty insurance and related lines, prescribes minimum standards of solvency, including minimum capital requirements, establishes contingency, loss and unearned premium reserve requirements, requires the maintenance of minimum surplus to policyholders and limits the aggregate amount of insurance which may be written and the maximum size of any single risk exposure which may be assumed. The Insurer is also required to file detailed annual financial statements with the New York Insurance Department and similar supervisory agencies in each of the other jurisdictions in which it is licensed.

   The extent of state insurance regulation and supervision varies by jurisdiction, but New York and most other jurisdictions have laws and regulations prescribing permitted investments and governing the payment of dividends, transactions with affiliates, mergers, consolidations, acquisitions or sales of assets and incurrence of liabilities for borrowings.

   THE FINANCIAL GUARANTY INSURANCE POLICIES ISSUED BY THE INSURER, INCLUDING THE POLICY, ARE NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

                                      S-9

   The principal executive offices of the Insurer are located at 1221 Avenue of the Americas, 31st Floor, New York, New York 10020-1001 and its telephone number at this address is (212) 478-3400.

                                    RATINGS

   It is anticipated that Standard & Poor's and Moody's will assign the Series F Senior Notes the ratings of "AAA" and "Aaa", respectively, conditioned upon the issuance and delivery by the Insurer at the time of delivery of the Series F Senior Notes of the Policy, insuring the timely payment of the principal of and interest on the Series F Senior Notes. Such ratings reflect only the views of such ratings agencies, and an explanation of the significance of such ratings may be obtained only from such rating agencies at the following addresses: Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007; and Standard & Poor's, 25 Broadway, New York, New York 10004. There is no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by said rating agencies if, in their judgment, circumstances warrant. Neither the Company nor any Underwriter has undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the Series F Senior Notes. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the Series F Senior Notes.

   At present, each of such rating agencies maintains four categories of investment grade ratings. They are for Standard & Poor's--AAA, AA, A and BBB and for Moody's--Aaa, Aa, A and Baa. Standard & Poor's defines "AAA" as the highest rating assigned to a debt obligation. Moody's defines "Aaa" as representing the best quality debt obligation carrying the smallest degree of investment risk.

                                     S-10

                                 UNDERWRITING

   Subject to the terms and conditions set forth in the Underwriting Agreement dated the date hereof, the Company has agreed to sell to each of the Underwriters named below and each of the Underwriters severally has agreed to purchase the principal amount of Series F Senior Notes set forth opposite its name below:

                                                     Principal
                                                     Amount of
                                                      Series F
                  Name                              Senior Notes
                  ----                              ------------
                  Edward D. Jones & Co., L.P....... $25,000,000
                  SunTrust Capital Markets, Inc.... $10,000,000

                                                    -----------
                    Total.......................... $35,000,000

                                                    ===========

   The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Series F Senior Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Series F Senior Notes if any are taken.

   Series F Senior Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus Supplement. Any Series F Senior Notes sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 3.00% of the principal amount of Series F Senior Notes. If all the Series F Senior Notes are not sold at the initial offering price, the Underwriters may change the offering price and the other selling terms.

   Prior to this offering, there has been no public market for the Series F Senior Notes. The Underwriters have advised the Company that they intend to make a market in the Series F Senior Notes. The Underwriters will have no obligation to make a market in the Series F Senior Notes, however, and may cease market making activities, if commenced, at any time. There can be no assurance of a secondary market for the Series F Senior Notes or the continued liquidity of such market if one develops. It is not anticipated that the Series F Senior Notes will be listed on any securities exchange.

   The underwriting discounts and commissions to be paid to the Underwriters by the Company with this offering will be 3.15% per Series F Senior Note, for a total of $1,102,500. In addition, the Company estimates that it will incur other offering expenses of approximately $800,000, which includes the premium for the Policy.

   In connection with this offering and in compliance with applicable law and industry practice, the Underwriters may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Series F Senior Notes at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, purchasing Series F Senior Notes to cover syndicate short positions and imposing penalty bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. Covering a syndicate short position means placing a bid or effecting a purchase of a security on behalf of the underwriting syndicate to reduce a short position created in connection with the offering. Imposing a penalty bid means purchasing a security in the open market to reduce the underwriting syndicate's short position or to stabilize the price of the security and in connection therewith reclaiming the amount of the selling concession from the underwriters and selling group members who sold such securities as part of the offering.

   In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discouraged resales of the security.

                                     S-11

   Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series F Senior Notes. In addition, neither the Company nor any Underwriter makes any representation that such transactions will be engaged in or that such transactions, once commenced, will not be discontinued without notice.

   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

   The Underwriters and their affiliates engage in transactions with and perform services for the Company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with the Company or its affiliates.

                                    EXPERTS

   The consolidated balance sheets of the Insurer as of December 31, 2002 and December 31, 2001 and the related consolidated statements of operations and comprehensive income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 2002, incorporated by reference in this Prospectus Supplement, have been incorporated in this Prospectus Supplement in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The balance sheets of XLFA as of December 31, 2002 and December 31, 2001 and the related statements of operations and comprehensive income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 2002, incorporated by reference in this Prospectus Supplement, have been incorporated in this Prospectus Supplement in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of that firm as experts in accounting and auditing.


                                     S-12


[CAPITAL ASSURANCE LOGO HERE]

                                          1221 Avenue of the Americas
                                          New York, New York 10020
                                          Telephone: (212) 478-3400
                                          Facsimile: (212) 478-3597

FINANCIAL GUARANTY
INSURANCE POLICY

             OBLIGOR:                   Policy No:

             INSURED
             OBLIGATIONS:               Effective Date:

   XL Capital Assurance Inc. (XLCA), a New York stock insurance company, in consideration of the payment of the premium, hereby unconditionally and irrevocably guarantees to the Trustee for the benefit of the Owners of the Insured Obligations, the full and complete payment by the Obligor of Scheduled Payments in respect of the Insured Obligations, subject only to the terms of this Policy (which includes the Endorsement attached hereto).

   XLCA will pay the Insured Amount to the Trustee upon the presentation of a Payment Notice to XLCA (which Payment Notice shall include an irrevocable assignment to XLCA of all rights and claims in respect of the relevant Insured Obligation, as specified in the Payment Notice), on the later of (a) one (1) Business Day following receipt by XLCA of a Payment Notice or (b) the Business Day on which Scheduled Payments are due for payment. XLCA shall be subrogated to the Owners' rights to payment on the Insured Obligations to the extent of any payment by XLCA hereunder. The obligations of XLCA with respect to a Scheduled Payment will be discharged to the extent funds to pay such Scheduled Payment are deposited in the account specified in the Payment Notice, whether such funds are properly applied by the Trustee or claimed by an Owner.

   In addition, in the event that any Scheduled Payment which has become due for payment and which is made to an Owner by or on behalf of the Trustee is recovered or is recoverable from the Owner pursuant to a final order of a court of competent jurisdiction in an Insolvency Proceeding that such payment constitutes an avoidable preference to such Owner within the meaning of any applicable bankruptcy law, XLCA unconditionally and irrevocably guarantees payment of the amount of such recovery (in accordance with the Endorsement attached hereto).

   This Policy sets forth in full the undertaking of XLCA and shall not be cancelled or revoked by XLCA for any reason, including failure to receive payment of any premium due hereunder or under the Insurance Agreement, and may not be further endorsed or modified without the written consent of XLCA. The premium on this Policy is not refundable for any reason. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Insured Obligation, other than at the sole option of XLCA, nor against any risk other than Nonpayment and Avoided Payment, including any shortfalls, if any, attributable to the liability of the Obligor for taxes or withholding taxes if any, including interest and penalties in respect of such liability.

   THIS POLICY IS NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

   Any capitalized terms not defined herein shall have the meaning given such terms in the Endorsement attached hereto and forming a part hereof, or in the Insurance Agreement referenced therein. In witness whereof, XLCA has caused this Policy to be executed as of the Effective Date.

             -------------------------  -------------------------
             Name: SPECIMEN             Name: SPECIMEN
             Title:                     Title:


                                      A-1

                Financial Guaranty Insurance Policy Endorsement
                                Effective Date

                        Attached to and forming part of
                    Financial Guaranty Insurance Policy No.

Obligor:

Insured Obligations:

Beneficiary:

Capitalized terms used herein and not otherwise defined herein or in the Policy shall have the meanings assigned to them in the Insurance Agreement as defined below.

   As used herein the term "Business Day" means any day other than Saturday or Sunday on which commercial banking institutions in New York, New York are generally open for banking business.

   As used herein the term "Insolvency Proceeding" means the commencement, after the date hereof, of any bankruptcy, insolvency, readjustment of debt, reorganization, marshalling of assets and liabilities or similar proceedings by or against any Person, the commencement, after the date hereof, of any proceedings by or against any Person for the winding up or liquidation of its affairs, or the consent, after the date hereof, to the appointment of a trustee, conservator, receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, reorganization, marshalling of assets and liabilities or similar proceedings of or relating to any Person.

   As used herein the term "Indenture" means the ______ Indenture dated as of ______ between the Obligor and ______, as Trustee (the "Trustee"), as amended and supplemented, including by the ______ Supplemental Indenture dated as of
      .

   As used herein the term "Insurance Agreement" means the Insurance Agreement dated as of ______ by and among XLCA, ______ and the Trustee, as may be amended or modified from time to time.

   As used herein the term "Insured Amount" means that portion of the Scheduled Payments that shall become due for payment but shall be unpaid by reason of Nonpayment.

   As used herein the term "Nonpayment" means, with respect to any Payment Date, the failure of the Trustee to receive in full, in accordance with the terms of the Indenture, that Scheduled Payment that is due for payment with respect to such date.

                                      A-2

   As used herein the term "Owner" means the registered owner of any Insured Obligation as indicated in the registration books maintained by or on behalf of the Obligor for such purpose or, if the Insured Obligation is in bearer form, the holder of the Insured Obligation.

   As used herein, the term "Payment Date" means, in the case of scheduled interest on the Insured Obligations, each ______, ______, ______ and ______ of each year during the Term of this Policy, beginning ______, and, in the case of
scheduled principal of the Insured Obligations,       .

   As used herein, the term "Person" means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department or agency thereof.

   As used herein the term "Scheduled Payment" means, with respect to any Payment Date during the Term of this Policy, scheduled payments of interest and principal, in accordance with the original terms of the Insured Obligations and the Indenture when issued and without regard to any subsequent amendment or modification of the Insured Obligations or the Indenture that has not been consented to in writing by XLCA. Notwithstanding the foregoing, "Scheduled Payments" shall in no event include payments which become due on an accelerated basis as a result of (a) any default by the Obligor, (b) the occurrence of an Event of Default under the Indenture, (c) mandatory or optional redemption, in whole or in part or (d) any other cause, unless XLCA elects, in its sole discretion, to pay such amounts in whole or in part (in which event Scheduled Payments shall include such esaccelerated payments as, when, and to the extent so elected by XLCA). In the event that it do not make such election, Scheduled Payments shall include payments due in accordance with the original scheduled terms without regard to any acceleration. In addition, "Scheduled Payment" shall not include, nor shall coverage be provided under the Policy in respect of, (i) any make whole, redemption or call premium payable in respect of the Insured Obligations, (ii) any amounts due in respect of the Insured Obligations attributable to any increase in interest rate, penalty or other sum payable by the Issuer by reason of any default or event of default in respect of the Insured Obligations, or by reason of any deterioration of the creditworthiness of the Issuer or (iii) any taxes, withholding or other charge imposed by any governmental authority due in connection with the payment of any Scheduled Payment to any holder of an Insured Obligation.

   As used herein the term "Term of this Policy" means the period from and including the Effective Date to and including the first date on which (i) all Scheduled Payments have been paid that are required to be paid by the Obligor under the Indenture; (ii) the 91-day period during which any Scheduled Payment could have been avoided in whole or in part as a preference payment under applicable bankruptcy, insolvency, receivership or similar law has expired, and
(iii) if any proceedings requisite to avoidance as a preference payment have been commenced prior to the occurrence of (i) and (ii) above, a final and nonappealable order in resolution of each such proceeding has been entered; provided, however, that if the Owners are required to return any Avoided

                                      A-3

Payment (as defined below) as a result of such insolvency proceeding, then the Term of the Policy shall terminate on the date on which XLCA has made all payments required to be made under the terms of this Policy in respect of all such Avoided Payments.

   To make a claim under the Policy, the Trustee shall deliver to XLCA Payment Notice in the form of Exhibit A hereto (a "Payment Notice"), appropriately completed and executed by the Trustee. A Payment Notice under this Policy may be presented to XLCA by (i) delivery of the original Payment Notice to XLCA at its address set forth below, or (ii) facsimile transmission of the original Payment Notice to XLCA at its facsimile number set forth below. If presentation is made by facsimile transmission, the Trustee shall (x) simultaneously confirm transmission by telephone to XLCA at its telephone number set forth below, and
(y) as soon as reasonably practicable, deliver the original Payment Notice to XLCA at its address set forth below. Any Payment Notice received by XLCA after 10:00 a.m., New York City time, on a Business Day, or on any day that is not a Business Day, will be deemed to be received by XLCA at 9:00 a.m., New York City time, on the next succeeding Business Day. XLCA shall make payments due in respect of Insured Amounts no later than 2:00 p.m. New York City time to the Trustee upon the presentation of a Payment Notice to XLCA on the later of (a) one (1) Business Day following receipt by XLCA of a Payment Notice or (b) the Business Day on which Scheduled Payments are due for payment.

   Subject to the foregoing, if the payment of any amount with respect to the Scheduled Payment is voided (a "Preference Event") as a result of an Insolvency Proceeding and as a result of such Preference Event, the Owner is required to return such voided payment, or any portion of such voided payment, made in respect of the Insured Obligation (an "Avoided Payment"), XLCA will pay an amount equal to such Avoided Payment, as and when such payment would otherwise be due pursuant to the Insured Obligation and the Indenture without regard to acceleration or prepayment, and upon payment of such Avoided Payment and receipt by XLCA from the Trustee on behalf of such Owner of (x) a certified copy of a final order of a court exercising jurisdiction in such Insolvency Proceeding to the effect that the Owner or the Trustee on behalf of the Owner is required to return any such payment or portion thereof because such payment was voided under applicable law, with respect to which order the appeal period has expired without an appeal having been filed (the "Final Order"), (y) an assignment, substantially in the form attached hereto as Exhibit B, properly completed and executed by such Owner irrevocably assigning to XLCA all rights and claims of such Owner relating to or arising under such Avoided Payment, and
(z) a Payment Notice in the form of Exhibit A hereto appropriately completed and executed by the Trustee.

   XLCA shall make payments due in respect of Avoided Payments no later than 2:00 p.m. New York City time on the Business Day following XLCA's receipt of the documents required under clauses (x) through (z) of the preceding paragraph. Any such documents received by XLCA after 10:00 a.m. New York City time on any Business Day or on any day that is not a Business Day shall be deemed to have been received by XLCA at 9:00 a.m., New York City time, on the next succeeding Business Day. All payments made by XLCA hereunder on account of any Avoided Payment shall be disbursed to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Final

                                      A-4

Order and not to any Owner directly (unless an Owner previously paid such amount to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Final Order, in which case such payment shall be disbursed to the Trustee for distribution to such Owner upon proof of such payment reasonably satisfactory to XLCA).

   XLCA hereby waives and agrees not to assert any and all rights to require the Trustee to make demand on or to proceed against any person, party or security prior to the Trustee demanding payment under this Policy.

   No defenses, set-offs and counterclaims of any kind available to XLCA so as to deny payment of any amount due in respect of this Policy will be valid and XLCA hereby waives and agrees not to assert any and all such defenses (including, without limitation, defense of fraud in the inducement or fact, or any other circumstances which would have the effect of discharging a surety in law or in equity), set-offs and counterclaims, including, without limitation, any such rights acquired by subrogation, assignment or otherwise. Upon any payment hereunder, in furtherance and not in limitation of XLCA's equitable right of subrogation and XLCA's rights under the Insurance Agreement, XLCA will be subrogated to the rights of the Owner in respect of which such payment was made to receive any and all amounts due in respect of the obligations in respect of which XLCA has made a payment hereunder. Any rights of subrogation acquired by XLCA as a result of any payment made under this Policy shall, in all respects, be subordinate and junior in right of payment to the prior indefeasible payment in full of any amounts due the Owner on account of payments due under the Insured Obligation.

   This Policy is neither transferable nor assignable, in whole or in part, except to a successor trustee duly appointed and qualified under the Indenture. All Payment Notices and other notices, presentations, transmissions, deliveries and communications made by the Trustee to XLCA with respect to this Policy shall specifically refer to the number of this Policy and shall be made to XLCA at:

          XL Capital Assurance Inc.
          1221 Avenue of the Americas
          New York, New York 10020
          Attention: Surveillance
          Telephone: (212) 478-3400
          Facsimile: (212) 478- 3597

or such other address, telephone number or facsimile number as XLCA may designate to the Trustee in writing from time to time. Each such Payment Notice and other notice, presentation, transmission, delivery and communication shall be effective only upon actual receipt by XLCA.

   The obligations of XLCA under this Policy are irrevocable, primary, absolute and unconditional, subject to satisfaction of the conditions for making a claim under the Policy, and neither the failure of any Person to perform any covenant or obligation in favor of XLCA (or otherwise), nor the failure or omission to make a

                                      A-5

demand permitted hereunder, nor the failure of any assignment or grant of any security interest, nor the commencement of any Insolvency Proceeding shall in any way affect or limit XLCA's obligations under this Policy. If a successful action or proceeding to enforce this Policy is brought by the Trustee, the Trustee shall be entitled to recover from XLCA costs and expenses reasonably incurred, including, without limitation, reasonable fees and expenses of counsel.

   This Policy and the obligations of XLCA hereunder shall terminate on the expiration of the Term of this Policy. This Policy shall be returned to XLCA by the Trustee upon the expiration of the Term of this Policy.

   The Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law does not cover this Policy. The Florida Insurance Guaranty Association created under Part II of Chapter 631 of the Florida Insurance Code does not cover this Policy. In the event that XLCA were to become insolvent, the California Insurance Guaranty Association, established pursuant to Article 14.2 of Chapter 1 of Part 2 of Division 1 of the California Insurance Code excludes from coverage any claims arising under this Policy.

   THIS POLICY SHALL BE CONSTRUED, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

   In the event any term or provision of the form of this Policy is inconsistent with the provision of this Endorsement, the provision of this Endorsement shall take precedence and be binding.

                 [Remainder of Page Intentionally Left Blank]


                                     A- 6

   IN WITNESS WHEREOF, XL Capital Assurance Inc. has caused this Endorsement to the Policy to be executed on the Effective Date.

             -------------------------  -------------------------
             Name: SPECIMEN             Name: SPECIMEN
             Title:                     Title:


                                      A-7

                  Exhibit A to Financial Guaranty Policy No.

XL Capital Assurance Inc.
1221 Avenue of the Americas
New York, New York 10020
Attention: Surveillance

                                PAYMENT NOTICE
                      UNDER FINANCIAL GUARANTY POLICY NO.

   ______, as Trustee (the "Trustee"), hereby certifies to XL Capital Assurance Inc. ("XLCA") with reference to that certain Financial Guaranty Policy, No. ______, dated ______ (the "Policy"), issued by XLCA in favor of the Trustee under the ______ Indenture dated as of ______ between ______ and the Trustee, as amended and supplemented, including by the ______ Supplemental Indenture dated as of ______ (the "Indenture"), as follows:

   1. The Trustee is the trustee under the Indenture and the beneficiary on behalf of each Owner of the Policy.

   2. The Trustee is entitled to make a demand under the Policy pursuant to the Indenture.

   3. This notice relates to the [insert date] Payment Date. The amount demanded is to be paid in immediately available funds to the [Specify Account] at [Identify Financial Institution Holding Account] account number[______].

   [For a Payment Notice in respect of Insured Amounts other than Avoided Payment, use paragraph 4.]

   4. The Trustee demands payment of $______ which is an amount equal to the amount by which the Scheduled Payment due on the above Payment Date exceeds the funds made available to the Trustee to pay such Scheduled Payment.

   [For a Payment Notice in respect of an Avoided Payment use the following paragraphs [4] or [5].]

   [4.] or [5.] The Trustee hereby represents and warrants, based upon information available to it, that (i) the amount entitled to be drawn under the Policy on the date hereof in respect of Avoided Payments is the amount paid or to be paid simultaneously with such draw on the Policy by the Owner on account of a Preference Event [$______] (the "Avoided Payment Amount"), (ii) the Owner with respect to which the drawing is being made under the Policy has paid or simultaneously with such draw on the Policy will pay such Avoided Payment Amount, and (iii) the documents required by the Policy to be delivered in connection with such Avoided Payment and Avoided Payment Amount have previously been presented to XLCA or are attached hereto.

                                      A-8

   [6] The Trustee agrees that, following payment of funds by XLCA, it shall use reasonable efforts to procure (a) that such amounts are applied directly to the payment of any Insured Amount which is due for payment; (b) that such funds are not applied for any other purpose; and (c) the maintenance of accurate records of such payments in respect of the Insured Obligation and the corresponding claim on the Policy and the proceeds thereof.

   [7] The Trustee, on behalf of itself and the Owners, hereby assigns to XLCA all rights and claims (including rights of actions and claims in respect of securities laws violations or otherwise) of the Trustee and the Owners with respect to the Insured Obligation to the extent of any payments under the Policy. The foregoing assignment is in addition to, and not in limitation of, rights of subrogation otherwise available to XLCA in respect of such payments. The Trustee shall take such action and deliver such instruments as may be reasonably required by XLCA to effectuate the purposes of this paragraph [7].

   [8] The Trustee, on behalf of itself and the Owners, hereby appoints XLCA as agent and attorney-in-fact for the Trustee and the Owners in any legal proceeding in respect of the Insured Obligation. The Trustee, on behalf of itself and the Owners, thereby (and without limiting the generality of the preceding sentence) agrees that XLCA may, at any time during the continuation of any proceeding by or against any debtor with respect to which a Preference Claim (as defined below) or other claim with respect to the Insured Obligation is asserted under any Insolvency Proceeding, direct all matters relating to such Insolvency Proceeding, including, without limitation, (a) all matters relating to any claim in connection with a Insolvency Proceeding seeking the avoidance as a preferential transfer of any payment made with respect to the obligations (a "Preference Claim"), (b) the direction of any appeal of any order relating to any Preference Claim and (c) the posting of any surety, supersedeas or performance bond pending any such appeal. In addition, the Trustee, on behalf of itself and the Owners, hereby agrees that XLCA shall be subrogated to, and the Trustee, on behalf of itself and the Owners, hereby delegates and assigns, to the fullest extent permitted by law, the rights of the Trustee and the Owners in the conduct of any Insolvency Proceeding, including, without limitation, all rights of any party to an adversary proceeding or action with respect to any court order issued in connection with any such Insolvency Proceeding.

                                      A-9

   Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Policy or Indenture.

   IN WITNESS WHEREOF, this notice has been executed this ______ day of ______,
______.

                                          ______________________, as Trustee

                                          By: ____________________
                                                Authorized Officer

Any Person Who Knowingly And With Intent To Defraud Any Insurance Company Or Other Person Files An Application For Insurance Or Statement Of Claim Containing Any Materially False Information, Or Conceals For The Purpose Of Misleading Information Concerning Any Fact Material Thereof, Commits A Fraudulent Insurance Act, Which Is A Crime, And Shall Also Be Subject To A Civil Penalty Not To Exceed Five Thousand Dollars And The Stated Value Of The Claim For Each Such Violation


                                     A-10

             Exhibit B to Financial Guaranty Insurance Policy, No.

                              Form of Assignment

   Reference is made to the Financial Guaranty Insurance Policy No. ______, dated ______ (together with the Endorsement attached thereto, the "Policy"), issued by XL Capital Assurance Inc. ("XLCA") relating to the ______ due ______ issued by ______. Unless otherwise defined herein, capitalized terms used in this Assignment shall have the meanings assigned thereto in the Policy as incorporated by reference therein. In connection with the Avoided Payment of [$ ] paid by the undersigned (the "Owner") on [______] and the payment by XLCA in respect of such Avoided Payment pursuant to the Policy, the Owner hereby irrevocably and unconditionally, without recourse, representation or warranty (except as provided below), sells, assigns, transfers, conveys and delivers all of such Owner's rights, title and interest in and to any rights or claims, whether accrued, contingent or otherwise, which the Owner now has or may hereafter acquire, against any person relating to, arising out of or in connection with such Avoided Payment. The Owner represents and warrants that such claims and rights are free and clear of any lien or encumbrance created or incurred by such Owner.[1]

                                          --------------------------------------
                                          Owner

--------
[1] In the event that the terms of this form of assignment are reasonably determined to be insufficient solely as a result of a change of law or applicable rules after the date of the Policy to fully vest all of the Owner's right, title and interest in such rights and claims, the Owner and XLCA shall agree on such other form as is reasonably necessary to effect such assignment, which assignment shall be without recourse, representation or warranty except as provided above.

                                     A-11




================================================================================

                                 -------------

                               TABLE OF CONTENTS

                                 -------------

                                                              Page
                                                              ----
                             Prospectus Supplement
             Risk Factors....................................  S-2
             The Company.....................................  S-2
             Selected Financial Information..................  S-2
             Use of Proceeds.................................  S-3
             Description of the Series F Senior Notes........  S-3
             The Policy and the Insurer......................  S-7
             Ratings......................................... S-10
             Underwriting.................................... S-11
             Experts......................................... S-12
             Appendix A -- Form of Policy....................  A-1

                                  Prospectus
             About this Prospectus...........................    2
             Risk Factors....................................    2
             Available Information...........................    2
             Incorporation of Certain Documents by
             Reference.......................................    3
             Savannah Electric and Power Company.............    3
             Selected Information............................    4
             The Trust.......................................    5
             Accounting Treatment of the Trust...............    5
             Use of Proceeds.................................    5
             Description of the Senior Notes.................    6
             Description of the Junior Subordinated Notes....    9
             Description of the Preferred Securities.........   15
             Description of the Guarantee....................   15
             Relationship Among the Preferred Securities, the
               Junior Subordinated Notes and the
               Guarantee.....................................   17
             Plan of Distribution............................   19
             Legal Matters...................................   19
             Experts.........................................   20

                                  $35,000,000

[LOGO]
SAVANNAH
     ELECTRIC
A SOUTHERN COMPANY

                          Series F 5.50% Senior Notes
                             due December 15, 2028

                                 -------------

                             PROSPECTUS SUPPLEMENT

                                 -------------

                          Edward D. Jones & Co., L.P.
                          SunTrust Robinson Humphrey

                               December 11, 2003
================================================================================